EXHIBIT 8.1

[Form of Opinion]

[●], 2021

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, MT 59901

Ladies and Gentlemen:

We have acted as counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with the proposed merger (the “Merger”) of Altabancorp, a Utah corporation (“AB”), with and into Glacier, with Glacier as the surviving corporation, pursuant to the Plan and Agreement of Merger (the “Agreement”) dated as of May 18, 2021, among Glacier, Glacier Bank, a Montana state-chartered bank, AB, and Altabank, a Utah state-chartered bank. At your request, and in connection with the filing of the Form S-4 (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Prospectus”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the Prospectus, and the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO AB SHAREHOLDERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service or United States Treasury Department, and applicable case law, any of which may be changed at any time with retroactive effect. In addition, we have assumed (without any independent investigation or review) (i) that the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, (ii) that no transaction or condition described therein and affecting this opinion will be waived by any

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party, and (iii) that the representations set forth in certain letters of even date delivered to us from each of Glacier and AB (“Tax Representation Letters”), are and will continue to be true, accurate, and complete through the effective time of the Merger and thereafter, as relevant. If the Merger is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement or if any of the representations made in the Tax Representation Letters are or become inaccurate, incomplete, or untrue, our opinion as expressed above, may be adversely affected.

Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform AB or Glacier of any such change or inaccuracy that may occur or come to our attention after the date of this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to our firm name wherever appearing in Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Prospectus, and any amendment thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,